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                                                                     EXHIBIT 5.1

               [Wilson Sonsini Goodrich & Rosati, P.C. Letterhead]

                                January 27, 2003

ScanSoft, Inc.
9 Centennial Drive
Peabody, MA 01960

RE:     REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission ("SEC") on October 21, 2002 (Registration No. 333-100647), as amended (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 8,256,906 shares of your Common Stock, $0.001 par value per share (the "Shares"). The Shares include 1,072,500 shares of your Common Stock that may be issued pursuant to an over-allotment option granted to the underwriters of the offering. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

      It is our opinion that, upon completion of the sale and issuance of the Shares pursuant to and in accordance with the terms of the Registration Statement and the Underwriting Agreement by and among you and the selling stockholders and underwriters named therein and in accordance with the resolutions adopted by your Board of Directors and the Pricing Committee of your Board of Directors, the Shares will be legally and validly issued, fully paid and nonassessable.

      We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati, P.C.